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                                                               Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-80477 and 333-91423) of Albany Molecular Research, Inc. of our report dated February 4, 2000, relating to the consolidated balance sheet of Albany Molecular Research, Inc. and subsidiary as of December 31, 1999, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the years ended December 31, 1999 and December 31, 1998, and the related schedule, which report appears in the December 31, 2000 annual report on Form 10-K of Albany Molecular Research, Inc.

                                          /s/  KPMG LLP


Albany, New York
March 29, 2001